China HGS Reports First Quarter of Fiscal Year 2014 Results

Revenues Up by Approximately 29%

HANZHONG, CHINA – February 7, 2014 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today reported its financial results for the first quarter of fiscal 2014 ended December 31, 2013 with the U.S. Securities and Exchange Commission. An electronic copy of the quarterly report on Form 10-Q can be accessed on the SEC's website at www.sec.gov

Highlights for the Quarter

●	Total revenues for the first quarter of fiscal 2014 were approximately $14.1 million, an increase of 28.5% from approximately $11.0 million in the same quarter of fiscal 2013. Total revenues recognized from percentage of completion method were approximately $12.9 million, which accounted for 91.6% of total revenues in the first quarter of fiscal 2014.
●	Net income for the first quarter of fiscal 2014 totaled approximately $3.1 million, a decrease of approximately $2.4 million from the net income of approximately $5.5 million in the same period of last year. The decreased profit margin in this quarter compared to the same quarter of last year was primarily due to the mix of sold properties. More residential properties, which have lower average selling price per unit, were sold in this quarter, while more commercial properties, which have higher average selling price per unit, were sold in the same quarter of last year.
●	Basic and diluted net earnings per share (“EPS”) attributable to shareholders for the first quarter of fiscal 2014 were $0.07, compared to $0.12 for the same quarter last year.

“I am pleased with the recent sales progress under presale stage, ” said Mr. Xiaojun Zhu, Chairman and Chief Executive Officer of China HGS. “We believe that the demand for real estate in Tier 3 and Tier 4 cities and counties in China remained solid as a result of continuous urbanization and growing personal income. The government recently also announced intention to promote migration to Tier 3 and Tier 4 cities, while restrict migration to Tier 1 and Tier 2 cities. We expect that new policies forthcoming for further urbanization in China will focus more on development of Tier 3 and Tier 4 cities, which will attract more first-time home buyers to these less crowded cities from non-city population. As a leading regional developer, the Company will continue to focus its development on selected Tier 3 and Tier 4 cities, maximize the benefits of new government policies, and provide quality housing with affordable pricing for growing new urban residents in these cities,” concluded Mr. Xiaojun Zhu.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong,

President of Capital Market
China Phone: (86) 091-62622612

Email: randy.xiong@chinahgs.com

CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31	September 30
	2013	2013
ASSETS
Current assets:
Cash	$3,233,673	$5,878,101
Restricted cash	1,302,610	1,332,807
Advances to vendors	198,144	109,134
Cost and earnings in excess of billings	5,391,207	2,178,270
Real estate property development completed	11,413,583	11,607,164
Real estate property under development	1,708,660	1,580,670
Other current assets	459,689	368,377
Total current assets	23,707,566	23,054,523
Property, plant and equipment, net	962,283	977,739
Real estate property development completed, net of current portion	7,330,449	7,619,811
Security deposits for land use right	3,272,144	3,259,240
Real estate property under development, net of current portion	170,227,294	142,916,601
Total Assets	$205,499,736	$177,827,914
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loan – current portion	$4,908,216	$4,888,860
Accounts payable	26,864,280	22,527,686
Other payables	3,639,846	1,863,922
Construction deposits	373,139	357,447
Billings in excess of cost and earnings	6,081,624	5,109,758
Customer deposits	7,051,799	6,130,466
Shareholder loan	6,145,591	1,810,000
Accrued expenses	2,803,811	2,896,539
Taxes payable	5,956,308	6,612,707
Total current liabilities	63,824,614	52,197,385
Long-term bank loan, less current portion	19,632,865	11,407,340
Deferred tax liabilities	958,212	650,067
Customer deposits, net of current portion	17,452,508	13,410,081
Construction deposits, net of current portion	1,017,892	1,013,877
Total liabilities	102,886,091	78,678,750
Commitments and Contingencies
Stockholders' equity
Common stock, $0.001 par value, 100,000,000 shares
authorized, 45,050,000 shares issued and outstanding
December 31, 2013 and September 30, 2013	45,050	45,050
Additional paid-in capital	17,759,349	17,759,349
Statutory surplus	8,977,230	8,977,230
Retained earnings	66,315,034	63,257,918
Accumulated other comprehensive income	9,516,982	9,109,617
Total stockholders' equity	102,613,645	99,149,164
Total Liabilities and Stockholders' Equity	$205,499,736	$177,827,914

CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended December 31,
	2013	2012
Real estate sales	$14,140,563	$11,003,415
Less: Sales tax	(946,688)	(710,717)
Cost of real estate sales	(9,145,841)	(3,830,244)
Gross profit	4,048,034	6,462,454
Operating expenses
Selling and distribution expenses	114,350	161,094
General and administrative expenses	540,229	560,971
Total operating expenses	654,579	722,065
Operating income	3,393,455	5,740,389
Interest income	4,559	-
Interest expense	(18,100)	(18,100)
Other income - net	-	7,952
Income before income taxes	3,379,914	5,730,241
Provision for income taxes	322,797	221,164
Net income	3,057,117	5,509,077
Other comprehensive income
Foreign currency translation adjustment	407,365	208,985
Comprehensive income	$3,464,482	$5,718,062
Basic and diluted income per common share
Basic	$0.07	$0.12
Diluted	$0.07	$0.12
Weighted average common shares outstanding
Basic	45,050,000	45,050,000
Diluted	45,127,025	45,050,000

CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended December 31,
	2013	2012
Cash flows from operating activities
Net income	$3,057,117	$5,509,077
Adjustments to reconcile net income to net cash used in operating activities:
Deferred tax provision	304,878	-
Depreciation	19,283	22,404
Stock based compensation	-	3,412
Changes in assets and liabilities:
Restricted cash	35,394	(77,263)
Accounts receivable	-	(4,664,334)
Advances to vendors	(88,377)	(1,806,155)
Loans to outside parties	-	15,903
Cost and earnings in excess of billings	(3,197,042)	-
Real estate property development completed	557,801	3,830,244
Real estate property under development	(26,805,615)	(6,376,199)
Other current assets	(89,649)	(9,542)
Accounts payables	4,237,763	306,655
Other payables	1,764,531	178,775
Billings in excess of cost and earnings	949,475	-
Customer deposits	4,875,305	3,019,617
Construction deposits	14,245	(731)
Accrued expenses	(103,277)	90,860
Taxes payable	(681,032)	(627,900)
Net cash used in operating activities	(15,149,200)	(585,177)

Cash flow from financing activities
Proceeds from shareholder loan	4,325,754	-
Proceeds from bank loan	8,161,800	-
Net cash provided by financing activities	12,487,554	-

Effect of changes of foreign exchange rate on cash	17,218	4,359
Net decrease in cash	(2,644,428)	(580,818)
Cash, beginning of period	5,878,101	1,104,686
Cash, end of period	$3,233,673	$523,868
Supplemental disclosures of cash flow information:
Interest paid	$355,757	$-
Income taxes paid	$185,313	$404,003